SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                               (Amendment No.__)*

                             NextWave Wireless Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    65337Y102
           -----------------------------------------------------------
                                 (CUSIP Number)


                                 March 28, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Marc Lasry
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States of America
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              11,069,012 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  11,069,012 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     11,069,012 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     13.1%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Includes 83,249 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital Management II, L.P. ("Avenue Capital II") and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds (as defined below). Mr. Lasry is the managing member of Avenue Capital Management II GenPar, LLC, the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the Funds. This number also includes shares of common stock underlying (i) Warrants to purchase 1,935,990 shares of common stock, issued by the Issuer to Avenue Special Situations Fund IV, L.P. ("Avenue Special Situations") and Avenue Investments, L.P. ("Avenue Investments") on July 17, 2006 (the Warrants were immediately exercisable upon their issuance) and (ii) 100,000 shares of Series A Senior Convertible Preferred Stock convertible into 9,049,773 shares of common stock, issued by the Issuer to Avenue Special Situations, Avenue Investments, Avenue International, Ltd. ("Avenue International"), Avenue-CDP Global Opportunities Fund, L.P. ("CDP Global"), GPC 73,LLC ("GPC 73" and together with Avenue Special Situations, Avenue Investments, Avenue International and CDP Global, the "Funds") on March 28, 2007 (the Series A Senior Convertible Preferred Stock was immediately convertible upon its issuance). Mr. Lasry and Avenue Capital II exercise voting and investment power over the securities beneficially owned by the Funds.

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 2 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue Capital Management II GenPar, LLC (`GenPar')
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              11,069,012 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  11,069,012 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     11,069,012 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     13.1%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

(1) Includes 83,249 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds (as defined below). Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the Funds. This number also includes shares of common stock underlying (i) Warrants to purchase 1,935,990 shares of common stock, issued by the Issuer to Avenue Special Situations Fund IV, L.P. ("Avenue Special Situations") and Avenue Investments, L.P. ("Avenue Investments") on July 17, 2006 (the Warrants were immediately exercisable upon their issuance) and (ii) 100,000 shares of Series A Senior Convertible Preferred Stock convertible into 9,049,773 shares of common stock, issued by the Issuer to Avenue Special Situations, Avenue Investments, Avenue International, Ltd. ("Avenue International"), Avenue-CDP Global Opportunities Fund, L.P. ("CDP Global"), GPC 73,LLC ("GPC 73" and together with Avenue Special Situations, Avenue Investments, Avenue International and CDP Global, the "Funds") on March 28, 2007 (the Series A Senior Convertible Preferred Stock was immediately convertible upon its issuance). Mr. Lasry and Avenue Capital II exercise voting and investment power over the securities beneficially owned by the Funds.

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 3 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue Capital Management II, L.P. ("Avenue Capital II")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              11,069,012 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  11,069,012 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     11,069,012 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     13.1%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Includes 83,249 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying (i) Warrants to purchase 1,935,990 shares of common stock, issued by the Issuer to Avenue Special Situations and Avenue Investments, on July 17, 2006 (the Warrants were immediately exercisable upon their issuance) and (ii) 100,000 shares of Series A Senior Convertible Preferred Stock convertible into 9,049,773 shares of common stock, issued by the Issuer to the Funds on March 28, 2007 (the Series A Senior Convertible Preferred Stock was immediately convertible upon its issuance). Avenue Capital II exercises voting and investment power over the securities beneficially owned by the Funds.

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 4 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue Special Situations Fund IV, L.P. ("Special Situations")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              3,096,993 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  3,096,993 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,096,993 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     3.66%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Includes 58,068 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying (i) 1,796,753 Warrants to purchase 1,796,753 shares of common stock, issued by the Issuer to Special Situations on July 17, 2006 (the Warrants were immediately exercisable upon their issuance) and (ii) 13,726 shares of Series A Senior Convertible Preferred Stock convertible into 1,242,172 shares of common stock, issued by the Issuer to Special Situations on March 28, 2007 (the Series A Senior Convertible Preferred Stock were immediately convertible upon their issuance).

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 5 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue Investments, L.P. ("Avenue Investments")
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              2,033,976 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  2,033,976 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,033,976 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     2.4 %(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Includes 9,336 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying (i) 139,753 Warrants to purchase 139,753 shares of common stock, issued by the Issuer to Avenue Investments on July 17, 2006 (the Warrants were immediately exercisable upon their issuance) and (ii) 20,828 shares of Series A Senior Convertible Preferred Stock convertible into 1,884,887 shares of common stock, issued by the Issuer to Avenue Investments on March 28, 2007 (the Series A Senior Convertible Preferred Stock were immediately convertible upon their issuance).

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 6 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue International, Ltd. ("Avenue International")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              4,422,569 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  4,422,569 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     4,422,569 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.23%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

(1) Includes 11,800 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying 48,739 shares of Series A Senior Convertible Preferred Stock convertible into 4,410,769 shares of common stock, issued by the Issuer to Avenue International on March 28, 2007 (the Series A Senior Convertible Preferred Stock were immediately convertible upon their issuance).

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 7 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avenue - CDP Global Opportunities Fund, L.P. ("CDP Global")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              1,382,966 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  1,382,966 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,382,966 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.63%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Includes 3,690 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying 15,241 shares of Series A Senior Convertible Preferred Stock convertible into 1,379,276 shares of common stock, issued by the Issuer to CDP Global on March 28, 2007 (the Series A Senior Convertible Preferred Stock were immediately convertible upon their issuance).

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     GPC 73, LLC ("GPC 73")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
  Number of Shares           5.   Sole Voting Power
  Beneficially Owned              133,025 shares of common stock (1)
  by Each Reporting          ---------------------------------------------------
  Person With:               6.   Shared Voting Power

                             ---------------------------------------------------
                             7.   Sole Dispositive Power
                                  133,025 shares of common stock
                             ---------------------------------------------------
                             8.   Shared Dispositive Power

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     133,025 shares of common stock
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.15%(2)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Includes 355 shares of common stock underlying stock options granted by the Issuer to Robert T. Symington, an employee of Avenue Capital II and a director of the Issuer. Pursuant to an agreement between Mr. Symington and Avenue Capital II, any compensation received by Mr. Symington as a director of the Issuer shall be for the benefit of the Funds. This number also includes shares of common stock underlying 1,466 shares of Series A Senior Convertible Preferred Stock convertible into132,670 shares of common stock, issued by the Issuer to GPC 73 on March 28, 2007 (the Series A Senior Convertible Preferred Stock were immediately convertible upon their issuance).

(2) Based on 84,470,085 shares of common stock of the Issuer outstanding as of March 21, 2007, as disclosed in the Issuer's Form 10-K for the fiscal year ended December 30, 2007.

                               Page 9 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

Item 1.

         (a)      Name of Issuer:
                  --------------

                  NextWave Wireless Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  12670 High Bluff Drive
                  San Diego, California 92130

Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Marc Lasry
                  Avenue Capital Management II GenPar, LLC ("GenPar")
                  Avenue Capital Management II, L.P. ("Avenue Capital II") Avenue Special Situations Fund IV, L.P. ("Special Situations") Avenue Investments, L.P. ("Avenue Investments")
                  Avenue International, Ltd. ("Avenue International")
                  Avenue - CDP Global Opportunities Fund, L.P. ("CDP Global") GPC 73, LLC ("GPC 73")

                  Address of Principal Business Office or, if none, Residence:
                  ------------------------------------------------------------

                  c/o  Avenue Capital Management II, L.P.
                  535 Madison Avenue
                  15th Floor
                  New York, NY 10022

         (b)      Citizenship:
                  -----------

                           Marc Lasry                United States of America
                           GenPar                    Delaware
                           Avenue Capital II:        Delaware
                           Special Situations:       Delaware
                           Avenue Investments:       Delaware
                           Avenue International:     Cayman Islands
                           CPD Global:               Cayman Islands
                           GPC 73:                   Delaware

         (c)      Title of Class of Securities (of Issuer):
                  ----------------------------------------

                  Common Stock

         (d)      CUSIP Number:
                  ------------

                  65337Y102

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

                              Page 10 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

Item 4.  Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  Marc Lasry:                          11,069,012
                  GenPar:                              11,069,012
                  Avenue Capital II:                   11,069,012
                  Special Situations:                   3,096,993
                  Avenue Investments:                   2,033,976
                  Avenue International:                 4,422,569
                  CDP Global:                           1,382,966
                  GPC 73:                                 133,025

         (b)      Percent of Class:
                  ----------------

                  Marc Lasry:                      13.1% (as of March 28, 2007)
                  GenPar:                          13.1% (as of March 28, 2007)
                  Avenue Capital II:               13.1% (as of March 28, 2007)
                  Special Situations:              3.66% (as of March 28, 2007)
                  Avenue Investments:               2.4% (as of March 28, 2007)
                  Avenue International:            5.23% (as of March 28, 2007)
                  CDP Global:                      1.63% (as of March 28, 2007)
                  GPC 73                           0.15% (as of March 28, 2007)

         (c)      Number of shares as to which such person has:
                  --------------------------------------------

                  (i)

                  Marc Lasry:                         11,069,012
                  GenPar:                             11,069,012
                  Avenue Capital II:                  11,069,012
                  Special Situations:                  3,096,993
                  Avenue Investments:                  2,033,976
                  Avenue International:                4,422,569
                  CDP Global:                          1,382,966
                  GPC 73:                                133,025

                  (ii)   Not applicable

                  (iii)
                  Marc Lasry:                         11,069,012
                  GenPar:                             11,069,012
                  Avenue Capital II:                  11,069,012
                  Special Situations:                  3,096,993
                  Avenue Investments:                  2,033,976
                  Avenue International:                4,422,569
                  CDP Global:                          1,382,966
                  GPC 73:                                133,025

                  (iv)   Not applicable

                              Page 11 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 12 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 9, 2007

                                       MARC LASRY

                                       /s/ MARC LASRY
                                       -----------------------------------------


                                       AVENUE CAPITAL MANAGEMENT II GENPAR, LLC

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                       AVENUE CAPITAL MANAGEMENT II, L.P.

                                       By: Avenue Capital Management II GenPar,
                                           LLC, its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                       AVENUE SPECIAL SITUATIONS FUND IV, L.P.

                                       By: Avenue Capital Partners IV, LLC,
                                           its General Partner

                                       By: GL Partners IV, LLC,
                                           its Managing Member

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:  Marc Lasry
                                           Title: Managing Member


                              Page 13 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.


                                       AVENUE INVESTMENTS, L.P.

                                       By: Avenue Partners, LLC,
                                           its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:  Marc Lasry
                                           Title: Managing Member


                                       AVENUE INTERNATIONAL, LTD.

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Director


                                       AVENUE - CDP GLOBAL OPPORTUNITIES FUND,
                                       L.P.

                                       By: Avenue Global Opportunities Fund
                                           GenPar, LLC
                                           its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                                       GPC 73, LLC

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                               Page 14 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this    9th day of April, 2007.


                                       MARC LASRY

                                       /s/ MARC LASRY
                                       -----------------------------------------


                                       AVENUE CAPITAL MANAGEMENT II GENPAR, LLC

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                                       AVENUE CAPITAL MANAGEMENT II, L.P.

                                       By: Avenue Capital Management II GenPar,
                                           LLC, its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                                       AVENUE SPECIAL SITUATIONS FUND IV, L.P.

                                       By: Avenue Capital Partners IV, LLC,
                                           its General Partner

                                       By: GL Partners IV, LLC,
                                           its Managing Member

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                              Page 15 of 16 pages

                                  Schedule 13G

Issuer:  NextWave Wireless Inc.



                                       AVENUE INVESTMENTS, L.P.

                                       By: Avenue Partners, LLC,
                                           its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                                       AVENUE INTERNATIONAL, LTD.

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Director


                                       AVENUE - CDP GLOBAL OPPORTUNITIES FUND,
                                       L.P.

                                       By: Avenue Global Opportunities Fund
                                           GenPar, LLC
                                           its General Partner

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                                       GPC 73, LLC

                                       By: /s/ MARC LASRY
                                           -------------------------------------
                                           Name:   Marc Lasry
                                           Title:  Managing Member


                              Page 16 of 16 pages